Exhibit 99.1

Dear Shareholders,

We’re just a few months into 2026, and with our foundation as strong as ever, we’re seeing new growth vectors emerge constantly.

Demand is booming for hits new and old and music companies now generate more predictable, recurring revenue streams than at any time in history. With algorithmic personalization fueling interest in artists from all eras, new listeners of all ages are exploring historic catalogs and embedding clips into short-form videos. Best of all, there’s plenty of room for even more growth, especially as AI begins to enable fans to more deeply interact with the music they love, by reimagining it rather than just listening.

When we went public in 2020, our economic model was based on consumption. Today, it is based on consumption and creation, opening up a new set of partners, opportunities, and revenue streams.

The Music Industry

While Hollywood consolidates and frets over its future, music is emerging as a refuge in the storm rocking the broader media landscape.

With 27% of US streaming consumption in 2024 coming from new releases versus 45% 10 years ago, music companies no longer rely as heavily on the success of new releases. Today music is a far more attractive category to invest in than film and TV. In film and TV, the aggregate distribution and average revenue generated per user has largely been maxed out through the coexistence of traditional and new media over the last two decades, while open platforms like YouTube and TikTok now pose extraordinary competition for viewers’ attention, time, and money.

Music, on the other hand, does not, and never will, have a demand problem. Global on-demand audio streams reached a record high level of 5.1 trillion in 2025, a more than five-fold increase compared to 950 billion in 2017! Music is incredibly well-aligned with the disruptive forces of the internet. It has a continually growing premium offering that enables subscribers to enjoy all the music ever distributed. At the same time, it is embedded in all types of entertainment, from the shortest TikToks to the biggest sporting events to the three-hour epic movies directed by James Cameron or Martin Scorsese, and everything in between. Music makes all video better!

And yet the more than 800 million total music streaming subscribers around the world spent just $40 each, on average, last year, according to industry data. The opportunity to grow this total subscriber pool and increase revenue for the entire ecosystem is enormous; I believe we are only halfway there on both. The number of paying streaming subscribers is projected to nearly double to 1.5 billion by 2035, with the global recorded music industry forecasted to reach $55 billion by 2035, up from $30 billion in 2024, according to Goldman Sachs research. And as a growing number of platforms seek licenses to our content, and established DSPs innovate with higher-engagement features to drive premium offerings, it’s clear that rightsholders, artists and songwriters stand to benefit.

We see three main levers to increase music’s value:

1. Subscription Pricing

Subscription has been a successful business model for music. The recorded music industry is around 35% above 1999 peak—this is mainly driven by the fact that more people are paying for music, but on average they are paying less per person. DSPs only began to increase prices in 2022 after more than a decade of stasis, and the price increases by DSPs in recent years have not shown any evidence of spiking churn. The average American spent $14 a month on recorded music between streaming subscriptions and purchases last year, according to Goldman Sachs Research, a sliver of the $69 per month they spend on on-demand video streaming subscriptions. There’s clearly more share of the wallet left for music.

In markets like China, we have seen encouraging signs of sustained subscriber growth despite price bumps. Tencent Music, for example, added about 16 million net new subscribers on average in both 2023 and 2024, in line with growth in the previous three years, and Tencent Music’s average revenue per user rose 16% in 2023 and 8% in 2024.

We also see the division of the royalty pool using an artist-centric approach as a key and fair component of remuneration. The good news is that we’ve successfully established it together with our DSP partners; now we will focus on evolving it to match the changing landscape.

2. Audience Segmentation

While reach and access at one low price drove subscribers and the industry, we have not tapped into the superfan opportunity in the digital world since music became digitized. The current streaming model charges each user the same flat fee independently of the level of engagement with the platform and its artists. Total annual revenue the recorded music industry earns per capita, adjusted for inflation, is currently $51, compared to $95 in 1999 at the peak of the CD era. That delta, at a minimum, is our audience segmentation opportunity.

20% of US music listeners are considered to be superfans and spend 2x more than average listeners. We are collaborating with our DSP partners to find ways to satisfy these passionate users and create more value for artists and songwriters, by offering perks like early access to new music or the ability to play with songs in new ways.

We also believe AI creates a significant opportunity.

3. Direct Digital Licensing for Music Publishing

A significant portion of our music publishing rights are licensed to DSPs through local collecting societies, meaning less-than-free-market licenses, fees retained by collecting societies and less money for our songwriters. It’s an archaic landscape where DSPs operate global businesses but music publishing licensing is often national. The situation is worst in the US, where the largest PROs, ASCAP and BMI, continue to be subject to consent decrees entered into in 1941 which prohibit the selective withdrawal of digital rights. While we continue to work on getting these consent decrees modified, we are actively pursuing commercial strategies to increase the portion of our music publishing rights which are directly licensed by us.

We are pulling on all three levers above to increase the value of music for many years to come. In a sector as fast-moving and complex as music, there are clear returns to scale. As one of the world’s three largest music entertainment companies, we have the necessary size, resources, tech prowess, and the intellectual and creative capital to win.

WMG

In addition to the drivers that will expand music’s value for the benefit of the entire ecosystem, we have restructured and realigned WMG to execute on the vast array of opportunities we see ahead. These now include greater interactivity with music through innovative tools such as AI, which will only increase music’s value. We flattened our global organization, brought in new leadership, overhauled our tech infrastructure, and cleaned up our data, all the while delivering some of the biggest hits in the world today, developing and breaking artists, and growing the popularity of our iconic catalog. With a strong foundation in place, now is the time to deliver on our three strategic priorities—growing our share, growing the value of music, and increasing efficiency, while harnessing the power of AI to serve as an accelerant for our three priorities.

1. Grow Our Share

Our momentum is clear. In Q1, we grew our US streaming market share by one percentage point and our market share on Spotify’s Top 200 jumped over three percentage points fiscal year-to-date. Our artists and songwriters dominated IFPI’s Global Singles Chart of 2025, landing four of the top five spots, and our songwriters contributed to half of the top 10 most streamed songs in 2025 in the US. 2026 is already off to a strong start with chart toppers from Zach Bryan, Bruno Mars and Charli xcx, while our breakthrough stars like Alex Warren, Benson Boone, PinkPantheress and sombr continue to climb. We’re also seeing robust performance from our catalog as we keep brands relevant and growing in the digital era through an always-on marketing philosophy, finding powerful sync placements driving increased engagement for legends like Prince, David Bowie, Fleetwood Mac, and many others. With additional firepower through our joint venture with Bain, we expect to deliver accelerated growth through margin-accretive acquisitions of high quality catalogs, starting in 2026.

2. Grow the Value of Music

We’re making significant progress as our recently renegotiated DSP deals are shifting the music industry from volume-driven growth to volume and price-driven growth. Since streaming’s introduction 18 years ago, the music industry has predominantly grown through rapid subscriber growth, as both passionate and casual fans flocked to music’s incredible value proposition. As subscriber growth moderates in developed markets, DSPs have started to drive growth through subscription price increases. Given this evolution, we have reached new wholesale terms with our partners that better reflect the ever-increasing value of music, while providing us with greater economic certainty and untethering us from where our partners choose to set subscription prices. We’ve also rolled out our artist-centric approach to monetization with most of our DSP partners. While these programs are in the early innings today, there is clear evidence that they have a positive impact on aligning economics with the most popular content. This has been an important component of our agreements and will remain critical for us going forward.

3. Increasing Efficiency

Our reorganization, investments in tech and the successful roll-out of our financial transformation program have enabled us to accelerate growth while cutting costs. We’ve increased our Adjusted OIBDA margin by 380 basis points over the last five years and since 2022, we’ve increased revenue per employee by 28% and Adjusted OIBDA per employee by 42%. We expect these metrics to continue to improve in the coming years, along with our effectiveness.

Artificial Intelligence: From Volume to Value

Over the course of my career, I’ve always worked for companies that were viewed with skepticism by industry’s most-respected experts. Netflix was deemed too dependent on the movie studios for DVDs and unlikely to gain access to the pay-TV rights needed to transition to on-demand streaming. Google was written off in a 2010 Fortune article headlined “Google: The Search Party is Over.” YouTube was mocked as peddling amateur content – think dogs on skateboards – the belief being that no reasonable brand would ever place their ads against it. In each case, it was our deep-lived expertise regarding the problem we were facing combined with our proprietary insights into the true state of the industry, our strong conviction in our long-term strategy and our exemplary execution that allowed us to defy the odds.

AI is accelerating the creation of music at an unprecedented scale. That reality is not theoretical—it is already here. With Deezer reporting that more than 60,000 AI tracks are uploaded to its platform daily and with seven million tracks generated per day on Suno alone, this abundance has prompted understandable concern about oversupply, dilution, and the long-term value of recorded music.

We see the same facts—but reach a different conclusion.

Back when online filesharing began, the music industry was slow to navigate the transition from physical to digital formats and was nearly crippled as a result. But the value of music has endured and the trading multiples for music assets are at an all-time high, doubling over the last decade. We have learned important lessons from previous technological shifts that were driven by consumers’ demand for innovation. Today, we have taken a leadership role in shaping how AI will be ushered into the music world, enabling us to author the rules of engagement around how this transformative technology will impact the music industry.

To address the concerns head on: AI does not replace human artistry. It amplifies the importance of artists as familiar, beloved cultural icons in a jarringly noisy environment. Audiences do not form emotional connections at scale—fans develop connections with individual artists through identity, storytelling, and authenticity. Those qualities remain human, and they remain at the core of humanity…and our business. In a world of near-infinite sound, what becomes scarce is trust: trusted artists, trusted brands, trusted rights, and trusted marketplaces where creators, platforms, and fans can engage with confidence.

That is where we play a central role and here’s how we are going about it.

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Protecting value by ensuring that AI models respect copyright, artist/songwriter consent when their likeness is implicated, and attribution. Additionally, we will continue to engage with policy makers to support a regulatory environment that respects artists’ identity. In April 2024, for example, FKA twigs and I testified in support of the NO FAKES Act at a Senate hearing and we took a very active role in shaping the EU AI Act.

•	Creating new monetization frameworks where AI becomes a licensed, additive layer to music, not a dilutive substitute for it.

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We are elevating our artists and songwriters. Their unmatched talent will hold even more value in the AI world, one in which models, fans, and creators will draw inspiration from these artists to create new music using innovative tools.

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Today’s passive listening experiences are rooted in a market-share-based system. In a more lean-forward, interactive world, we are embracing an attribution-based system that will drive value to the most iconic artists and catalogs. This is effectively an alternative form of the artist-centric payment formats that we’ve been advocating for since I joined, that will increase the value of music while also rewarding quality and human artistry.

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We’ve taken an early and aggressive approach to author ethical guidelines that protect and serve our artists and songwriters, while creating incremental opportunities for monetization. Our principles are reflected in our deal with Suno, the market leader in genAI music content, as well as our agreements with Udio, Stability AI, and Klay. Importantly, all of our deals are based on variable economics, enabling us to grow as our partners do. These deals set an important precedent for the conversations we are having with both emerging and established potential partners.

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Enabling creative tools that let fans engage with artists in fun, new ways. Our data shows that the more interactive the medium, the higher the average revenue per user: while fans spend about 25 cents per hour listening to recorded music and 50 cents per hour consuming video, they spend $5 an hour when gaming. The more specific example is 2 million subscribers on Suno paying $12.50/month to create music... in addition to paying for their listening subscriptions.

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Raising the bar for platforms, ensuring that provenance, transparency, and accountability separate trusted artistry from background noise. We have the opportunity to improve upon what we achieved in the world of user-generated video. Due to their unprecedented investments into AI infrastructure, every major distributor should be able to recognize copyright and name, image, likeness and voice (NILV) rights, respect those permissions and apportion revenue accordingly.

As headlines continue to be dominated by AI news flow, many investors have declared winners and losers based on which sectors they deem most at risk of disintermediation. We are actively harnessing AI to win, and as our underlying strength, resilience, and performance come back into focus, and given the steps we’ve taken to position ourselves favorably in a fast-evolving AI world, I am confident that all of our visionary work will be fully recognized.

We’ve transformed as an industry, and as a company. Now, we’re ready to revolutionize our superpower—the music—and drive its value to new heights for our artists, songwriters, and shareholders. What I’ve learned time and time again is that big wins are determined by turning unwavering conviction, based on proprietary insights and expertise, into precise execution against the last and most difficult 10% of the opportunity. That is how contrarian theories prevail, that is how significant value is created, and that is exactly what we are doing at Warner Music Group.

Robert Kyncl